Issuer Free Writing Prospectus dated September 13, 2019

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated September 13, 2019

Registration Statement No. 333-221684

Corporate Presentation September 2019 NASDAQ: ONTX September 2019 1

disclaimers Forward Looking Statements This presentation contains forward-looking statements about Onconova Therapeutics, Inc. based on management’s current expectations which are subject to known and unknown uncertainties and risks. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should," "approximately" or other words that convey uncertainty of future events or outcomes. This presentation assumes the Company raises capital for disclosed product development plans. Our actual results could differ materially from those discussed due to a number of factors, including, but not limited to, our ability to raise additional financing on favorable terms, the success of our clinical trials and our ability to obtain regulatory approvals and other risk factors outlined in our annual and quarterly reports filed with the Securities and Exchange Commission. We are providing this information as of the date of this presentation and do not undertake any obligation to update any forward-looking statements, whether written or oral, that may be made from time to time, as a result of new information, future events or otherwise except as required by law. Free Writing Prospectus Statement This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus supplement in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus supplement, filed on September 13, 2019 is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Think Equity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com. This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

ONCONOVA THERAPEUTICS, INC.

- Onconova Therapeutics, Inc. is a Phase 3 stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer.
- Upcoming Phase 3 top-line data in Higher-Risk Myelodysplastic Syndromes (HR-MDS)
  - Promising survival signal at prospectively planned Interim Analysis
  - Rigosertib partnered in Japan / Korea, Latin America, and China
  - Additional partnerships anticipated in available territories

Initial focus on Rigosertib in MDS

Higher-Risk MDS:	Lower-Risk MDS:	Additional indications
INSPIRE survival data expected 1H20	Phase 2 trials completed	Rare diseases (RASopathies) FUNDED BY THE NCI; other cancers

CDK targeted NCE

Phase 1 in 2019

September 2019 3

MANAGEMENT FOCUS Priorities   Complete INSPIRE accrual and obtain pivotal survival data 1H20 Complete business development transactions Other Goals  Finalize SPA agreement with FDA for combination pivotal trial Seeking Collaboration to Initiate Future Pivotal Ph 3 Trial Complete Rasopathy PDX and pre-clinical models and initiate a Phase 1 clinical trial in Ras driven pediatric cancer Support initiation of rigosertib doublet study in KRAS + NSCLC Submit IND to FDA for ON 123300 (Novel CDK 4/6 and ARK 5 Inhibitor)    September 2019 4

AML PRCA AA LGL MPN PNH MDS MDS is related to other bone marrow diseases What exactly is MDS? MDS: malignant bone marrow disorder characterized by: Acquired cytogenetic and genomic abnormalities, but typically only in the marrow US prevalence is 59,000 ~13,000 have higher risk (HR) MDS ~10,000 second-line patients Available Treatments limited to hypomethylating agents (HMAs) HMAs: Vidaza (Celgene); Dacogen (Eisai/J&J) Approved >decade ago; now off-patent No approved therapy following HMA failure

ABOUT MDS AND MOA OF RIGOSERTIB

Temporal Order of Gene Mutations in 107 MDS Patients*



IDH2 n=5
SF3B1 n=35
ZRSR2 n=21
DNMT3A n=15
USAF1 n=13
SRSF2 n=41
CUX1 n=11
JAK2 n=13
GATA2 n=4
NF1 n=5
TET2 n=69
RUNX1 n=28
EZH2 n=21
PHF6 n=8
ASXL1 n=52
CBL n=15
TP53 n=11
KIT n=5
STAG2 n=23
BCOR n=10
IDH1 n=7
NRAS n=20
Early
Relative Timing
Late
(LR-MDS)
(HR-MDS)
Splicing
DNA methylation
Transcription regulation
Other
Signaling
Chromation
= Ras pathway activation

RAS targeted novel mode of action**



Growth Factor
RTK
RAF
RAS
-
+
rigosertib
RAS
rigosertib
RAF
MEK
ERK
PROLIFERATION
MEK
ERK
PROLIFERATION

*Adapted from Papaemmanuil et al., 2013 Blood
**Athuluri-Divakar SK, Cell 2016;165:643

September 2019 6

REVISED IPSS Confidential Greenberg et al. Blood 2012;120:2454-65 September 2019 7

STUDY 04-21 : PROPOSED Entire ITT population PATIENT POPULATION FOR INSPIRE Very High Risk (VHR) population September 2019 8 Age < 82 years Duration of prior HMA  9 cycles of prior HMA in  12 months Time from last dose of prior HMA to random assignment  6 months.

INSPIRE study DESIGN AND STATISTICAL OBJECTIVES Stratification at randomization VHR vs. non-VHR U.S. vs. EUROPE vs. Asia Post Interim Analysis ITT population  = 0.04 Power = 0.80 Target HR  0.72 Reduce mortality by  28% VHR subgroup  = 0.01 Power = 0.80 Target HR  0.55 Reduce mortality by  45% Post-HMA HR-MDS (N=360) Eligibility: - Failed HMA <9 cycles in <12 months - <82 years - HMA within 6 months Randomization IV rigosertib + BSC N = 240 Overall Survival Interim analysis (89 events) ITT and VHR analyses (288 events) 2 1 PC + BSC N = 120 Follow-up Innovative features of INSPIRE study design Interim Analysis (January 2018) showed promising survival signal for rigosertib arm Genomic profiling at study entry and at key time points

Inspire: timelines & OBSERVATIONS High proportion of VHR subgroup on current INSPIRE Trial may have favorable implications >70% seen at interim analysis on INSPIRE Validates the trial design and strict patient eligibility criteria – failure to respond or progress within 9 cycles of AZA VHR subgroup had significant OS advantage on ONTIME Median overall survival of INSPIRE Control group survival could be <4 months due to higher VHR population OS on control arm should not change; no new options to consider May hasten timeline to pivotal data for requirement of 288 events INSPIRE directed to the unmet medical need in MDS No approved drug in this space Orphan drug designation in US and EU

ORAL RIGOSERTIB DEVELOPMENT PROGRAM September 2019 11

COMBINATION THERAPY WITH RIGOSERTIB + AZACITIDINE Preclinical evidence supports synergism of rigosertib + azacitidine combination AML Mouse Model Validation of combination approach Lu et al., 2016 Cancer Cell September 2019 12

COMBINATION OF ORAL RIGOSERTIB AND STANDARD DOSE AZACITIDINE: VARIOUS DOUBLET PATIENTS RECEIVED A MEDIAN OF 7 CYCLES RESPONSE RATES (CR/PR/MCR) 90. 79.30% 80. 70.00. 60. 50.00 35.80% 36.20% 35.80% 40. 31.20% 30. 20.00:4 10. 0. AZA N = 81 AZA+Len N = 80 AZA+VPA N = 80 AZA+Ida N = 81 AZA+Rigosertib** N = 29 *Navada et al: ASH;2018 Median Duration ofTreatment is 7.8 months (0.7-25.1) Note: these are not head-to-head studies from which inferences or comparisons can be drawn, but rather serve as part of the basis for company's further investigation Lionel Ades et al: ASH; 2018 September 2019 13

HMA NAÏVE  840MG/DAY (NOT TREATMENT NAÏVE) (range, 0.1-24.2+) (range, 0.7-25.1+) * Includes 2 patients treated with non-HMA, prior chemotherapy Navada et al: Blood 2018 132:230 and EHA June 2019 September 2019 14 Evaluable for response 29* Overall response per IWG 2006 26 (90%) CR+PR 10 (34%) Complete remission (CR) Partial remission (PR) Marrow CR + Hematologic Improvement Hematologic Improvement alone Marrow CR alone Stable disease Progression 10 (34%) 0 5 (17%) 3 (10%) 8 (28%) 3 (10%) 0 Median duration of response (months) 12.2 Median duration of treatment (months) 7.8 Median time to initial/best response (cycles) 1/4

COMBINATION THERAPY INDEPENDENCE Single patient case data*: Hemoglobin MAY LEAD TO TRANSFUSION Platelets Platelet transfusion independence RBC transfusion independence Neutrophils        12 cycles of AZA – stable disease RBC and platelet transfusions Blasts 7% Monosomy 7 Runx-1 AZA + RIG in 09-08 for 20+ months Complete remission    RBC transfusion independence <5% blasts PB CR criteria * Individual patient response data may vary September 2019 15

PHASE 3 PROPOSED DESIGN FOR TREATMENT NAÏVE HR MDS

Phase 3, multi-center, international, randomized, double-blind, placebo- controlled study of oral rigosertib + injectable azacitidine (AZA) versus injectable AZA plus oral placebo in patients who are hypomethylating agent treatment-naïve with higher-risk myelodysplastic syndrome (MDS)

Eligibility:

- Higher-Risk MDS
- 5 - 19% blasts
- HMA naïve
- Eligible for treatment with AZA
- ≥ 18 years of age

Stratification:

- VHR vs non-VHR per IPSS-R
- TP53

→ **1:1 RANDOMIZATION**

→ **Rigosertib** + AZA
N =200

→ **Placebo** + AZA
N =200

→ **Primary Endpoint:**
Improvement in CR + PR

September 2019 16

COMBINATION THERAPY: NEXT STEPS AND TIMELINES *Dose justification based on oral rigosertib optimal transfusion independence rate data in Lower-Risk MDS (ASH 2017) Step Start Status Remarks Phase 2 expansion Fully enrolled Q1-2017 Q2-2018 Dose and schedule of 1120 mg daily dose presented at ASH 2018* Phase 3 protocol Q1-2018 Under FDA Review Protocol and SPA submitted for FDA agreement in Dec 2018 Phase 3 trial Following FDA Decision 2022 Completion Anticipated Rapid enrollment expected Response endpoint can be achieved in <6-9 months after patient is enrolled

RASOPATHIES: RIGOSERTIB FOR RARE PEDIATRIC CANCERS


RTK
RAS-GDP
RAS-GTP
ALPS
Costello syndrome
KRAS
NRAS
HRAS
P
P
P
P
Grb2
SOS1
Neurofibromin
p120GAP
SPRED1
NF1-like syndrome
SHP2
NF1
CM-AVM
RAF1
BRAF
CFC syndrome
Noonan syndrome
LEOPARD syndrome
MEK2
MEK2
Transcription
ERK1
ERK2

Milestones

- NCI CRADA signed January 2018
- UCSF non-clinical program initiated
  - Funded by LLS
- JMML clinical program anticipated

Goal is a Pediatric Voucher

September 2019 18

EXPANDING AND EXTENDING COVERAGE RIGOSERTIB PATENT  Strong existing patent estate  Existing coverage of composition of matter (e.g. U.S. 7,598,232), formulations, combinations and methods in US and many countries worldwide  Supplemented by Orphan Designation for MDS in US, Europe New issued US patent 10,098,862 extends IP runway to 2037  September 2019 19 US Patent 10,098,862 Pending in PCT and non-PCT countries worldwide Covers injectable and oral products

Phase 1 Study: Rigosertib and PD-1 in Advanced Kras+ NSCLC PI: Raj Veluswamy, MSSM September 2019 20

ON 123300: NEXT GENERATION CDK4/6 INHIBITOR

Also targets ARK5 (NUAK1)

Differentiation for a Competitive Field

- Recently launched Ibrance®, Kisquali® and Verzenio® have been hailed as potential breakthroughs in cancer therapy
  - First FDA approval for CDK 4/6 inhibitor is for breast cancer
- ON 123300 differentiated features
  - Also targets ARK5 controlling cellular metabolism and survival
  - Potential to act as single agent
  - May be active in resistant cells

Partnership with HanX Biopharmaceuticals

- License for Greater China
  - Onconova retains ROW rights
- HanX to fund IND-enabling studies
- Upfront, milestones, royalties
- HanX a specialty Oncology company
  - Phase 1 stage PD-1 checkpoint antibody
  - Checkpoint blockade and CDK inhibition believed to be synergistic
- Pre-IND consultation with the FDA
  - Guidance for manufacturing
  - Development plan for an IND application

- Next Milestone is IND
- US IND submission anticipated Q4-2019

September 2019 21

ONCONOVA BUSINESS DEVELOPMENT OPPORTUNITIES

Patent-protected, differentiated small molecule compounds

Compound	Target	Stage	Next Step	Other Agents	Patents	Licensing Territories Available
Clinical Stage						
Rigosertib	▪ RAS pathway ▪ MDS initial indication	Phase 3	INSPIRE Pivotal Readout of Data 1H 2020	HMAs	Worldwide issued and pending to 2037	Europe, US, Canada, Middle East, Africa, Southeast Asia, Australia, New Zealand
Advanced pre-IND stage						
ON 123300	CDK4/6; ARK5	Pre-IND	IND Submission anticipated Q4 19	Palbociclib	Issued US, EP	Ex-China rights

September 2019 22

COMPANY CAPITALIZATION *5.13 million warrants will expire by 12/31/19 if unexercised September 2019 23 Outstanding Securities As of 9/12/19 Common Stock 5,998,524 Options outstanding (WAEP: $66.65) 404,957 Warrants (WAEP: $9.113) 5,504,722*

MANAGEMENT TEAM Steven M. Fruchtman, M.D. President & CEO Mount Sinai, Novartis, Janssen, Syndax, Allos Therapeutics, Spectrum Pharmaceuticals Richard Woodman, M.D. Chief Medical Officer Univ of Calgary, Scripps Clinic & Research Institute, Novartis, Ortho Biotech Products Mark Guerin Chief Financial Officer Barrier Therapeutics, Cardiokine, PricewaterhouseCoopers Manoj Maniar, Ph.D. Sr., VP, Product Development Alcon, SRI Avi Oler, JD, MBA Head of Corporate Development and General Counsel Spectrum Pharmaceuticals, Kirkland & Ellis, Center for Financial Research & Analysis, Lehman Brothers September 2019 24

info@onconova.us September 2019 25